Exhibit 10.65

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (“Agreement”) is effective as of December 31, 2020, between Ramaco Resources, Inc., a Delaware corporation (the “Company”) and Michael D. Bauersachs (“Consultant”).

W I T N E S S E T H:

WHEREAS, Consultant is currently employed by the Company and serves as the Chief Executive Officer of the Company;

WHEREAS, Consultant will separate from employment with the Company in order to pursue business opportunities with Ramaco Royalty, LLC, an entity related to but separate from the Company and which entity currently leases and subleases a majority of the coal currently controlled by the Company and its subsidiaries, pursuant to the terms set forth herein;

WHEREAS, the Company wishes to engage Consultant to provide advisory services to the Company until the second anniversary of the date hereof;

WHEREAS, Consultant wishes to provide advisory services to the Company;

WHEREAS, in consideration of the mutual promises contained herein, Consultant voluntarily enters into this Agreement upon the terms and conditions herein set forth; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Consultant agree as follows:

ARTICLE I

RESIGNATION AND TREATMENT OF BENEFITS

1.1       Resignation as Officer and Director.  Effective as of December 31, 2020, Consultant hereby resigns as Chief Executive Officer and from any and all director or other officer (or equivalent) positions he holds with the Company.  Consultant agrees to take any and all further acts necessary to accomplish these resignations.

1.2       Resignation from Employment.  Effective as of December 31, 2020 (the “Resignation Date”), Consultant hereby resigns as an employee of the Company.

1.3       Termination of Benefits.  Consultant will be entitled to any and all compensation and benefits accrued through the Resignation Date under any of the Company’s employee benefit plans, programs or arrangements, the amount of such benefits will be payable in accordance with the terms and conditions of such employee benefits plans, programs or arrangements regardless of whether such benefits are payable after the Resignation Date.  Such benefits shall include, without limitation, any cash bonus earned by Consultant through the Resignation Date as well as any matching payment under the Company’s 401K plan.  For the avoidance of doubt, the continued

vesting of Consultant’s outstanding restricted stock awards as of the Resignation Date will be controlled by Article IV below.

1.4       Health Plans.  If Consultant elects to continue coverage for Consultant and Consultant’s spouse and eligible dependents, if any, under the Company’s group health plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Consultant may continue COBRA benefits at his sole cost and expense.

1.5       No Other Benefits.  Except as specified in this Agreement, Consultant will not be entitled to any severance payments and, subsequent to the Resignation Date, Consultant will not be eligible to receive any awards under any incentive plan of the Company or any other benefits under any plan or arrangement of the Company.  Without limiting the foregoing, Consultant hereby waives any and all right to benefits under the Company’s Change in Control and Severance Plan (the “Severance Plan”).

1.6       Post-Employment Release.  Consultant acknowledges that this Article I of the Agreement provides Consultant with additional rights and privileges to which Consultant would not otherwise be entitled, and, in exchange for the same, the Company requires the binding execution by Consultant (without revocation) of the Waiver and Release attached hereto as Exhibit A (the “Waiver and Release”), which must be executed and returned during the period beginning on the Resignation Date and ending on the thirtieth (30th) day after the Resignation Date, which Consultant hereby agrees provides him with at least 21 calendar days to consider whether to sign and return the Waiver and Release to the Company.  Notwithstanding any provision herein to the contrary, if Consultant has not delivered to the Company an executed and irrevocable Waiver and Release on or before the thirtieth (30th) day after the Resignation Date, the Company will have no further obligations to Consultant pursuant to this Agreement.

ARTICLE II

CONSULTING SERVICES

2.1       Engagement; Resignation Date.  The Company agrees to engage Consultant for the provision of consulting and advisory services, and Consultant agrees to provide such services to the Company, pursuant to the terms of this Agreement beginning as of the Resignation Date and continuing for the period of time set forth in Article III of this Agreement, subject to the terms and conditions of this Agreement.

2.2       Consulting Services.  Consultant agrees to devote such time and efforts as may reasonably be required to perform, and to perform diligently, such consulting and advisory services as requested by the Company and such other services as the parties may mutually agree upon from time to time (the “Consulting Services”).  In furtherance of the Consulting Services, Consultant shall be entitled, within reason, and upon reasonable notice to and approval by Company, to use office related services for the common good of Company and its lessors and sublessors.

2.3       Independent Contractor.  Consultant will not be an employee of the Company during the Consulting Term, but will act in the capacity of an independent contractor.  Consultant will act solely in a consulting capacity hereunder and will not have authority to act for the Company or to give instructions or orders on behalf of the Company or otherwise to make commitments for or on behalf of the Company.  The Company will not exercise control over the detail, manner or methods of the performance of the services by Consultant during the Consulting Term.

ARTICLE III

TERM AND TERMINATION

3.1       Term.  Unless sooner terminated pursuant to other provisions in this Agreement, the Company agrees to engage Consultant for the period beginning on the Resignation Date and ending on December 31, 2022 (the “Consulting Term”).  Any continued engagement for the provision of services by the Company that continues beyond the end of the Consulting Term will not be governed by the terms of this Agreement unless the parties extend the Consulting Term by mutual written agreement.

3.2       Termination.  The Company may terminate this Agreement, and the Consulting Services, for Cause upon written notice with the opportunity to cure within five (5) days.  “Cause” will mean Consultant’s material failure to perform the Consulting Services upon reasonable request by the Company or Consultant’s material breach of this Agreement.  Consultant may terminate this Agreement at any time by giving the Company ten (10) days advance written notice.

ARTICLE IV

COMPENSATION

4.1       Compensation.  For the Consulting Term, Consultant will be entitled to compensation for his services in the amount of $200,000 per annum, payable in equal installments, on a monthly basis at the beginning of each month.  (the “Consulting Fee”).  The  Consulting Fee shall be paid to MDB Energy Advisors, LLC, a consulting company in which Consultant is the sole member, and Consultant acknowledges and agrees that payment of the Consulting Fee identified in this Section 4.1 to MDB Energy Advisors, LLC shall fully satisfy any obligation to pay such Consulting Fee hereunder.

4.2       Continued Vesting of Awards.

(a)        Continued Vesting.  Provided that Consultant serves continuously through the Consulting Term, Consultant will continue to vest in all the restricted stock awards issued under the Ramaco Resources, Inc. Long-Term Incentive Plan (“LTIP”) that remain outstanding as of the Resignation Date.  The awards will vest pursuant to and in accordance with the vesting schedule in the LTIP on the normal dates of vesting as if Consultant had been employed directly by the Company.  Consultant also currently holds certain stock options.  Such options shall also be enforceable through their term.

(b)        Waiver of Change in Control Provisions.  Consultant waives any rights to accelerated vesting under the Severance Plan for those awards that remain outstanding as of the Resignation Date, provided, however, with respect to the Consultant’s restricted stock awards only, should there be a change in control event (as defined in the Severance Plan) during the Consulting Period, Consultant shall be entitled to accelerated vesting of such awards.  The agreement herein to limited accelerated vesting shall have no effect on Consultant’s waiver contained herein.

4.3       Expenses and Other.  Consultant will be reimbursed directly by the Company for all out of pocket expenses incurred in connection with performing the Consulting Services under this Agreement, including reimbursement of mileage, in the same manner as the Company has historically accepted.  For all expenses, Consultant will furnish to the Company detailed statements, receipts and vouchers to verify the expenses, and will submit the expenses on a weekly basis.  Such expenses will be paid within thirty days of their submission to the Company.  Company confirms that Consultant shall continue to be eligible to receive third party coal related publications during the Consulting Term. Consultant shall also maintain access to that certain email address Michael.Bauersachs@ramacometc.com.  Consultant shall use its best efforts to communicate outside of the company with a different email.

4.4       Benefits; Responsibility for Taxes.  During the Consulting Term, Consultant will not be entitled to participate in any employee benefit plan of the Company based on Consultant’s role as an independent contractor.  This provision will not prevent Consultant from taking advantage of the continuing right to health coverage under COBRA.  Consultant will be solely responsible for, and will pay all social security, federal income taxes, unemployment insurance, worker’s compensation insurance, pensions, annuities or other liabilities or taxes incurred by or on behalf or for the benefit of Consultant arising out of the performance by Consultant of his obligations under this Agreement.

ARTICLE V

PROTECTION OF INFORMATION

5.1       Disclosure to and Property of the Company.  For purposes of this Article V, the term “the Company” will include the Company and any of its affiliates.  All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed, disclosed to or acquired by Consultant, individually or in conjunction with others, during the period of, and in connection with, Consultant’s engagement by the Company (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s or any of its affiliates’ businesses, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, strategies, business plans, product specifications, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) will be disclosed to the Company and are and will be the sole and exclusive property of the Company or its affiliates, as applicable.  Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and will be the sole and exclusive property of the Company (or its affiliates).  Consultant agrees to perform all actions reasonably requested by the Company or its affiliates to establish and confirm such exclusive ownership.  Upon termination of Consultant’s engagement by the Company, for any reason, Consultant promptly will deliver such Confidential Information and Work Product, and all copies thereof, to the Company.

5.2       Disclosure to Consultant.  The Company will disclose to Consultant and place Consultant in a position to have access to or develop Confidential Information and Work Product of the Company (or its affiliates); and will entrust Consultant with business opportunities of the Company (or its affiliates); and will place Consultant in a position to develop business good will on behalf of the Company (or its affiliates).

5.3       No Unauthorized Use or Disclosure.  Consultant agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of the Company and its affiliates.  Consultant agrees that Consultant will not, at any time during or after the Consulting Term, make any unauthorized disclosure of, and Consultant will not remove from the Company premises, Confidential Information or Work Product of the Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Consultant’s responsibilities hereunder.  Consultant will use all reasonable efforts to cause all persons or entities to whom any Confidential Information will be disclosed by Consultant hereunder to preserve and protect the confidentiality of such Confidential Information.  Provided, however, that Consultant may use or disclose Confidential Information or Work Product to the extent reasonably necessary to perform services for Ramaco Royalty, LLC, any successor to Ramaco Royalty, LLC (collectively, “Ramaco Royalty”) or any other affiliate of the Company, and that such use or disclosure shall not be a violation of this Agreement.  Consultant will have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Consultant will provide the Company with prompt notice of such requirement prior to making any such disclosure, so that the Company may seek an appropriate protective order.  At the request of the Company at any time, Consultant agrees to deliver to the Company all Confidential Information that Consultant may possess or control.  Consultant agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Consultant during the period of Consultant’s provision of consulting services to the Company exclusively belongs to the Company (and not to Consultant), and upon request by the Company for specified Confidential Information, Consultant will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.  Affiliates of the Company will be third party beneficiaries of Consultant’s obligations under this Article V.  As a result of Consultant’s provision of consulting services to the Company, Consultant may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of the Company and its affiliates.  Consultant also agrees to preserve and protect the confidentiality of such third-party Confidential Information and Work Product.

5.4       Assistance by Consultant.  Except as set forth in this Agreement, during the period of Consultant’s provision of consulting services to the Company, Consultant will assist the Company and its nominee, at any time, in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee(s) and the execution of all lawful oaths and applications for patents and registration of copyright in the

United States and foreign countries.  After Consultant’s provision of consulting services to the Company terminates, at the request from time to time and expense of the Company or its affiliates, Consultant will assist the Company or its nominee(s) in the protection of the Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by the Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

5.5       Non-Disparagement; Statements Concerning the Company.  Consultant will refrain, both during and after the termination of the consulting relationship, from publishing any oral, online, or written statements about the Company, any of its affiliates or any of the Company’s or such affiliates’ directors, officers, or employees, as well as any consultants, agents or representatives of the Company or its affiliates who are known to Consultant that (a) are slanderous, libelous or defamatory, or (b) place the Company, any of its affiliates, or any of the Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public.  The Company’s officers and directors shall have a corresponding obligation not to disparage or otherwise defame Consultant.  A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded the Company and its affiliates and Consultant under this provision are in addition to all rights and remedies otherwise afforded by law.

5.6       Protected Activity.  Nothing in this Agreement prohibits Consultant from filing a charge with, or reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Equal Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.  This Agreement does not limit Consultant’s ability to communicate with any government agencies or participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.  In addition, this Agreement does not limit Consultant’s right to receive an award for information provided to any government agencies.  Further, Consultant is advised that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  Consultant acknowledges that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

5.7       Remedies.  Consultant acknowledges that money damages would not be a sufficient remedy for any breach of this Article V by Consultant, and the Company or its affiliates will be entitled to enforce the provisions of this Article V by terminating payments then owing to Consultant under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies will not be deemed the exclusive remedies for a breach of this Article V but will be in addition to all remedies available at law or in equity, including the recovery of damages from Consultant and Consultant’s agents.  However, if it is determined that Consultant has not committed a breach of this Article V, then the Company will resume the payments and benefits due under this Agreement and pay to Consultant all payments and benefits that had been suspended pending such determination.

ARTICLE VI

NON-COMPETITION AGREEMENT

6.1       Definitions.  As used in this Article VI, the following terms will have the following meanings:

“Business” means the operation and development of high quality, low cost metallurgical coal mines and other products and services that are functionally equivalent to the foregoing.

“Competing Business” means any business, individual, partnership, firm, corporation or other entity which engages in any business competing with the Business.  In no event will the Company or any of its affiliates, including, but not limited to, Ramaco Royalty, be deemed a Competing Business and Consultant’s services to and on behalf of Ramaco Royalty shall not violate this Article VI, provided, however, should Ramaco Royalty cease to be affiliated with Company and/or Consultant cease to be affiliated with Ramaco Royalty, the exclusions from non-competition identified herein shall no longer apply.

“Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.

“Prohibited Period” means the period of two years after the Resignation Date.

6.2       Non-Competition; Non-Solicitation.  Consultant and the Company agree to the non-competition and non-solicitation provisions of this Article VI in consideration for the compensation identified in Article IV   and confidential information provided by the Company to Consultant pursuant to Article V of this Agreement, to protect the trade secrets and confidential information of the Company or its affiliates disclosed or entrusted to Consultant by the Company or its affiliates or created or developed by Consultant for the Company or its affiliates, to protect the business goodwill of the Company or its affiliates developed through the efforts of Consultant and/or the business opportunities disclosed or entrusted to Consultant by the Company or its affiliates and as an additional incentive for the Company to enter into this Agreement.

(a)        Subject to the exceptions set forth in Section 6.2(b) below, Consultant expressly covenants and agrees that during the Prohibited Period (i) Consultant will refrain from carrying on or engaging in any Competing Business and (ii) Consultant will not, and Consultant will cause Consultant’s affiliates not to, own, manage, operate, join, become an employee of, partner in, owner or member of (or an independent contractor to,) control or participate in, be connected with or loan money to, sell or lease equipment or property to, or otherwise be affiliated with any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business, as Consultant expressly agrees that each of the foregoing activities would represent carrying on or engaging in a Competitive Business, as prohibited by this Section 6.2(a).

(b)        Notwithstanding the restrictions contained in Section 6.2(a), Consultant or any of Consultant’s affiliates may own an aggregate of not more than 2% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the counter market by a member of a national securities exchange, without violating the provisions of Section 6.2(a), provided that neither Consultant nor any of Consultant’s affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.

(c)        Consultant further expressly covenants and agrees that during the Prohibited Period, Consultant will not, and Consultant will cause Consultant’s affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, or recommend or refer to any person or entity (other than the Company or one of its affiliates) for engagement or employment any person who is an officer or employee of the Company or any of its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company or any of its affiliates any person or entity who or which is a customer of any of such entities during the Consulting Term or during the period during which Consultant is employed by the Company.

(d)        Before accepting employment with any other person or entity while providing consulting services to the Company or during the Prohibited Period, Consultant will inform such person or entity of the restrictions and prohibitions contained in the Article VI.  The Company reserves the right to provide a copy of this Agreement to any such person or entity.

6.3       Relief.  Consultant and the Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 6.2 are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of the Company.  Consultant and the Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VI by Consultant, and the Company or its affiliates will be entitled to enforce the provisions of this Article VI by specific performance and injunctive relief as remedies for such breach or any threatened breach, and by terminating payments then owing to Consultant under this Agreement or otherwise.  Such remedies will not be deemed the exclusive remedies for a breach of this Article VI but will be in addition to all remedies available at law or in equity, including the recovery of damages from Consultant and Consultant’s agents.  However, if it is determined that Consultant has not committed a breach of this Article VI, then the Company will resume the payments and benefits due under this Agreement and pay to Consultant all payments and benefits that had been suspended pending such determination.

6.4       Reasonableness; Enforcement.  Consultant hereby represents to the Company that Consultant has read and understands, and agrees to be bound by, the terms of this Article VI.  Consultant acknowledges that the scope and duration of the covenants contained in this Article VI are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Consultant’s level of control over and contact with the Business in all jurisdictions in which it is conducted, and (c) the amount of Confidential Information that Consultant is receiving in connection with the performance of Consultant’s services hereunder.  It is the desire and intent of the parties that the provisions of this Article VI be enforced to the fullest extent permitted under applicable Legal Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Consultant and the Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VI invalid or unenforceable.

6.5       Reformation.  The Company and Consultant agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VI would cause irreparable injury to the Company.  Consultant understands that the foregoing restrictions may limit Consultant’s ability to engage in certain business activities anywhere in the Restricted Area during the Prohibited Period, but acknowledges that Consultant will receive sufficient consideration from the Company to justify such restriction.  Further, Consultant acknowledges that Consultant’s skills are such that Consultant can be gainfully engaged or employed in noncompetitive employment, and that the agreement not to compete will not prevent Consultant from earning a living.  Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced.  By agreeing to this contractual modification prospectively at this time, the Company and Consultant intend to make this provision enforceable under the law or laws of all applicable States, Provinces and other jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified will remain in full force and effect and will not be rendered void or illegal.  Such modification will not affect the payments made to Consultant under this Agreement.

ARTICLE VII

DISPUTE RESOLUTION

7.1       Arbitration.  All claims or disputes between Consultant and the Company or its parents, subsidiaries and affiliates (including, without limitation, claims relating to the validity, scope, and enforceability of this Article VII and claims arising under any federal, state or local law regarding the terms and conditions of Consultant’s engagement or prohibiting discrimination in engagement of contractors or governing the service provider relationship in any way) will be submitted for final and binding arbitration in Houston, Texas in accordance with the then-applicable rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The arbitration will be conducted by a single arbitrator chosen pursuant to the then-applicable rules for resolution of employment disputes of the AAA, and the parties will each bear half the costs of such arbitration.  For the avoidance of doubt, the division of costs referenced in the previous sentence applies to the costs of the AAA only, and does not include attorney or expert fees or other fees or costs incurred by the parties.  The arbitrator will apply the substantive law of the State of Texas (excluding Texas choice-of-law principles that might call for the application of some other state’s law), or federal law, or both as applicable to the claims asserted.  The results of the arbitration and the decision of the arbitrator will be final and binding on the parties and each party agrees and acknowledges that these results will be enforceable in a court of law.  No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute(s) of limitations.  In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award of an arbitrator or equitable relief granted by an arbitrator, the party successfully seeking enforcement will be entitled to recover from the other party all costs of such litigation including, but not limited to, reasonable attorneys’ fees and court costs.  To the fullest extent permitted by law, all proceedings conducted pursuant to this agreement to arbitrate, including any order, decision or award of the arbitrator, will be kept confidential by all parties.  Notwithstanding the foregoing, Consultant and the Company further acknowledge and agree that a court of competent jurisdiction residing in Houston, Texas will have the power to maintain the status quo pending the arbitration of any dispute under this Article VII, and this Article VII will not require the arbitration of any application for emergency, temporary or preliminary injunctive relief (including temporary restraining orders) by either party pending arbitration, including, without limitation, any application for emergency, temporary or preliminary injunctive relief for any claim arising out of Article V or Article VI of this Agreement; provided, however, that the remainder of any such dispute beyond the application for such emergency, temporary or preliminary injunctive relief shall be subject to arbitration under this Article VII.  THE PARTIES ACKNOWLEDGE THAT, BY SIGNING THIS AGREEMENT, THEY ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL OR, EXCEPT AS EXPRESSLY PROVIDED HEREIN, A COURT TRIAL OF ANY CLAIM THAT IS SUBJECT TO THIS ARTICLE VII.

ARTICLE VIII

MISCELLANEOUS

8.1       Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to the Company, addressed to:                    Ramaco Resources, Inc.

250 West Main Street, Suite 1800

Lexington, Kentucky 40507

Attention: General Counsel

If to Consultant, addressed to:                        Michael D. Bauersachs

12180 Morestead Ct.

Glen Allen, VA 23059

or the Consultant’s last address in the Company’s records or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.2       Applicable Law; Submission to Jurisdiction.

This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Kentucky, without regard to conflicts of laws principles thereof.

8.3       No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4       Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.5       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

8.6       Headings.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.7       Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.8       Affiliate and Subsidiary.  As used in this Agreement, (a) the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity, and (b) the term “subsidiary” as used with respect to a particular entity shall mean a direct or indirect subsidiary of such entity.

8.9       Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor or assign of the Company.  The Company shall use commercially reasonable efforts, but makes no enforceable promise, to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place.  Except as provided in the preceding sentences, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.  In addition, any payment owed to Consultant hereunder after the date of Consultant’s death shall be paid to Consultant’s estate.

8.10     Survival; Continuing Obligations.  Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination.  Without limiting the scope of the preceding sentence, the provisions of Article V, Article VI and Article VII will survive any termination of the consulting relationship and/or of this Agreement.

8.11     Entire Agreement.  Except as provided in any signed written agreement contemporaneously or hereafter executed by the Company and Consultant and any agreement referred to within this Agreement, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the engagement of Consultant by the Company.  Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof including, without limitation, any prior employment or consulting agreement between Consultant and the Company, are hereby null and void and of no further force and effect.

8.12     Modification; Waiver.  Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the parties to this Agreement.

8.13     Delayed Payment Restriction.

(a)        “Code” will mean the Internal Revenue Code of 1986, as amended.

(b)        “Section 409A Payment Date” will mean the earlier of (a) the date of Consultant’s death or (b) the date that is six months after Consultant’s “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

(c)        Each payment and benefit hereunder is intended to be exempt from Section 409A of the Code pursuant to the short-term deferral exemption as specified in Treasury Regulation § 1.409A-1(b)(4), and the provisions of this Agreement will be administered, interpreted and construed accordingly.  Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if Consultant’s receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit will not be provided to Consultant (or Consultant’s estate, if applicable) until the Section 409A Payment Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of December 31, 2020.

RAMACO RESOURCES, INC.

By:	/s/ Randall W. Atkins
Randall W. Atkins
Executive Chairman

MICHAEL D. BAUERSACHS

/s/ Michael D. Bauersachs

EXHIBIT A

RELEASE

This Release (this “Release”) constitutes the release referred to in that certain Separation and Consulting Agreement (the “Agreement”) dated as of December [Day], 2020, between Michael D. Bauersachs (“Executive”), and Ramaco Resources, Inc., a Delaware corporation (the “Company”).

1.         General Release.

(a)        For good and valuable consideration, including additional rights and privileges to which Executive would not otherwise be entitled, Executive hereby releases, discharges and forever acquits the Company, its affiliates and subsidiaries, the past, present and future stockholders, members, partners, directors, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns of the foregoing, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of any such plan, in their personal and representative capacities (collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, rights, damages, or causes of action of any kind related to Executive’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter on or prior to the date of this Agreement (collectively, the “Released Claims”).

(b)        The Released Claims include without limitation those arising under or related to: (i) the Age Discrimination in Employment Act of 1967; (ii) Title VII of the Civil Rights Act of 1964; (iii) the Civil Rights Act of 1991; (iv) sections 1981 through 1988 of Title 42 of the United States Code; (v) the Employee Retirement Income Security Act of 1974, including, but not limited to, sections 502(a)(1)(A), 502(a)(1)(B), 502(a)(2), and 502(a)(3) to the extent the release of such claims is not prohibited by applicable law; (vi) the Immigration Reform Control Act; (vii) the Americans with Disabilities Act of 1990; (viii) the National Labor Relations Act; (ix) the Occupational Safety and Health Act; (x) the Family and Medical Leave Act of 1993; (xi) any state or federal anti-discrimination law; (xii) any state or federal wage and hour law; (xiii) any other local, state or federal law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law; (xv) costs, fees, or other expenses including attorneys’ fees incurred in these matters; (xvi) any employment contract, incentive compensation plan or stock option plan with any Company Party or to any ownership interest in any Company Party except as expressly provided in the Agreement and any stock option or other equity compensation agreement between Executive and the Company; and (xvii) compensation or benefits of any kind not expressly set forth in the Agreement or any such stock option or other equity compensation agreement.

(c)        In no event will the Released Claims include (i) any claim which arises after the date of this Release, (ii) any rights of defense or indemnification which would be otherwise afforded to Executive under the Certificate of Incorporation, By-Laws or similar governing documents of the Company or its subsidiaries, or any indemnity agreement entered into with Executive, (iii) any rights of defense or indemnification which would be otherwise afforded to Executive under any director or officer liability or other insurance policy maintained by the

Company or its subsidiaries, (iv) any rights of Executive to benefits accrued under any employee benefit plan or arrangement, or (v) any rights under the Agreement.

(d)        Notwithstanding this release of liability, nothing in this Release prevents Executive from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency.

(e)        This Release is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Executive is simply agreeing that, in exchange for the consideration recited in the first sentence of Section 1(a) of this Release, any and all potential claims of this nature that Executive may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.

(f)        By signing this Release, Executive is bound by it.  Anyone who succeeds to Executive’s rights and responsibilities, such as heirs or the executor of Executive’s estate, is also bound by this Release.  This Release also applies to any claims brought by any person or agency or class action under which Executive may have a right or benefit.  THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

2.         Covenant Not to Sue; Executive’s Representation.  Executive agrees not to bring or join any lawsuit against any of the Company Parties in any court relating to any of the Released Claims, except to enforce any terms of the Agreement.  Executive represents that Executive has not brought or joined any claim, lawsuit or arbitration against any of the Company Parties in any court or before any administrative agency or arbitral authority and has made no assignment of any rights Executive has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims.  Executive expressly represents that, as of the date Executive executes this Release, Executive has been provided all leaves (paid and unpaid) and paid all wages and compensation owed to Executive by the Company Parties with the exception of all payments owed as a condition of Executive’s executing (and not revoking) this Release.

3.         Acknowledgments.  By executing and delivering this Release, Executive acknowledges that:

(a)        Executive has carefully read this Release;

(b)        Executive has had at least twenty-one (21) days to consider this Release before the execution and delivery hereof to the Company;

(c)        Executive has been and hereby is advised in writing that Executive may, at Executive’s option, discuss this Release with an attorney of Executive’s choice and that Executive has had adequate opportunity to do so; and

(d)        Executive fully understands the final and binding effect of this Release; the only promises made to Executive to sign this Release are those stated in the Agreement and herein; and Executive is signing this Release voluntarily and of Executive’s own free will, and that Executive understands and agrees to each of the terms of this Release.

4.         Revocation Right.  Executive may revoke this Release within the seven day period beginning on the date Executive signs this Release (such seven day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Executive and must be delivered to the Chief Executive Officer of the Company before 11:59 p.m., Houston, Texas time, on the last day of the Release Revocation Period.  This Release is not effective, and no further consideration will be provided to Executive, unless the expiration of the Release Revocation Period expires without Executive’s revocation.  If an effective revocation is delivered in the foregoing manner and timeframe, this Release will be of no force or effect and will be null and void ab initio.

Executed on this ____ day of _______, 2021.

Michael D. Bauersachs

STATE OF ____________     §

COUNTY OF __________     §

BEFORE ME, the undersigned authority personally appeared Michael D. Bauersachs, by me known or who produced valid identification as described below, who executed the foregoing instrument and acknowledged before me that he subscribed to such instrument on this ___day of ________, 2021.

NOTARY PUBLIC in and for the State of ____________

My Commission Expires:

Identification produced: